SNYDER OIL CORPORATION

             Notice of Annual Meeting of Stockholders

                        and Proxy Statement

                          April 14, 1994







IMPORTANT: IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, THE ACCOMPANYING FORM OF PROXY SHOULD BE COMPLETED, SIGNED AND RETURNED AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED FOR THAT
PURPOSE.
                         Snyder Oil Corporation



                              April 14, 1994

Dear Stockholder:

     On behalf of the Board of Directors, it is our pleasure to invite you to attend your 1994 Annual Meeting of Stockholders, which will be held in Fort Worth, Texas, on Wednesday, May 18, 1994 at 9:00 a.m. Central Standard Time.

     Details of the meeting are given in the enclosed Notice of the Annual Meeting and Proxy Statement. During the meeting, we plan to review the business and affairs of the Company and our plans for the coming year.

     Your representation and vote are important. We urge you to vote your shares whether or not you plan to come to the Annual Meeting. Please consider, complete, date, sign and return the enclosed proxy card promptly to eliminate a costly follow-up mailing. You may revoke your proxy prior to or at the meeting and still vote in person if you so desire.

                    Sincerely,


/s/ John C. Snyder            /s/ Thomas J. Edelman
John C. Snyder                Thomas J. Edelman
Chairman                           President





777 Main Street     Fort Worth, Texas  76102    817/338-4043
NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 18, 1994


To the Stockholders of Snyder Oil Corporation:

     The Annual Meeting of Stockholders of Snyder Oil Corporation (the "Company") will be held at the Petroleum Club, 39th floor of the Continental Plaza building, 777 Main Street, Fort Worth, Texas, on Wednesday, May 18, 1994, at 9:00 a.m. local time. The list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company's headquarters, 777 Main Street, Fort Worth, Texas. Such list will also be produced at the time and place of the meeting and be kept open during the meeting for the inspection by any stockholder who may be present. The purposes for which the meeting is to be held are as follows:

     1. To elect a board of nine directors to serve for the ensuing year.

     2. To transact any other business which properly may be brought before the Annual Meeting or any adjournment(s) thereof.

     Subject to the provisions of the By-laws of the Company, registered stockholders as of April 6, 1994 (i) who are individuals may attend and vote at the Annual Meeting in person or by proxy or
(ii) which are corporations may attend and vote at the Annual Meeting by proxy or by a duly authorized representative.


     Whether or not you plan to attend the Annual Meeting, please date and sign the enclosed proxy and return it in the envelope provided. Any person giving a proxy has the power to revoke it at any time prior to its exercise and, if present at the Annual Meeting, may withdraw it and vote in person. Attendance at the Annual Meeting is limited to stockholders, their proxies and invited guests of the Company.


          BY ORDER OF THE BOARD OF DIRECTORS

                    /s/ Peter E. Lorenzen
                    Peter E. Lorenzen
                    Secretary

April 14, 1994
Fort Worth, Texas

               SNYDER OIL CORPORATION

               777 Main Street
               Suite 2500
               Fort Worth, Texas 76102


               PROXY STATEMENT

               for

               ANNUAL MEETING OF STOCKHOLDERS

               To Be Held May 18, 1994


Introduction

     The Board of Directors of Snyder Oil Corporation (the "Company") is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held in Fort Worth, Texas on May 18, 1994 at 9:00 a.m., and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 14, 1994 in connection with this solicitation.

Voting of Proxies

     This proxy solicitation is intended to afford stockholders the opportunity to vote on the election of directors and in respect of such other matters, if any, as may be properly brought before the Annual Meeting. The proxy permits stockholders to withhold voting for any or all nominees for election as directors and to vote against or abstain from voting on any other matter if the stockholder so chooses.

     At the close of business on April 6, 1994, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 23,327,530 common stock, $.01 par value (the "Common Stock"). Each such share of Common Stock is entitled to one vote at the Annual Meeting. A majority of such outstanding shares of Common Stock is necessary to provide a quorum at the Annual Meeting.

     Any proxy given may be revoked either by a written notice duly signed and delivered to the Secretary of the Company prior to the exercise of the proxy, by execution of a subsequent proxy or by voting in person at the Annual Meeting. Where a stockholder's proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specification is made, the shares will be voted for the nominees for director identified herein.

Election of Directors

     The By-laws of the Company (the "By-laws") and Delaware Law provide that the directors be elected annually by a plurality of the votes of the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of Directors. A stockholder's abstention from voting will be counted in determining whether such a plurality vote was cast only if such stockholder is represented in person or by proxy at the Annual Meeting. Abstentions by or on behalf of shareholders not so represented and broker non-votes will be disregarded. The Board of Directors has, by resolution, fixed the number of directors at nine. Each nominee is presently serving as a director and has served as a director of the Company or its predecessor for the period indicated in his biography. The term of each director presently serving will terminate at the Annual Meeting when the respective successor of each is elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the persons named therein for any substitute designated by the Board.


     The Board of Directors recommends that the stockholders vote FOR the nominees listed below.

Nominees for Election at Annual Meeting:

     Roger W. Brittain (57), director since 1983, is a director of
Guiness Mahon & Co. Limited ("GM&Co."), a London merchant bank.   In
March 1990, he became the Managing Director of Guinness Mahon Energy Services Limited, a subsidiary of GM&Co. formed to provide investment banking and consultant services to the oil and gas industry. Mr. Brittain was a founder and the Managing Director of Energy Management and Finance Limited ("EMF"), a position he held from 1985 to September 1989. EMF managed TR Energy Public Limited Company ("TR Energy"), an investment company making oil and gas investments in the United States. From 1980 through October 1989, Mr. Brittain was first Managing Director and from mid-1987 an Executive Director of TR Energy, an investment company making oil and gas investments in the United States. From 1977 to 1980, Mr. Brittain was a director of Shaw Wallace & Co. Ltd., Calcutta, India. From 1967 to 1977, he was associated with Hill Samuel & Co. Ltd., William Brandts & Sons Ltd. and Edward Bates and Sons Ltd., merchant banks in London. Prior to that time, Mr. Brittain was with Her Majesty's Foreign Service. Mr. Brittain was educated at Marlborough College and received his M.A. Degree from Balliol College, Oxford. Mr. Brittain is a director of The Exploration Company of Louisiana. Mr. Brittain serves as Chairman of the Audit Committee and is a member of the Compensation Committee.

     Thomas J. Edelman (43), director and President, co-founded the Company. Prior to 1981, he was a Vice President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman received his Bachelor of Arts Degree from Princeton University and his Masters Degree in Finance from the Harvard University Graduate School of Business Administration. Mr. Edelman is a director of Command Petroleum Holdings NL, an Australian affiliate of the Company. In addition, Mr. Edelman serves as chairman of the board of directors of Lomak Petroleum, Inc. as a director of Petroleum Heat & Power Co., Inc., a Connecticut based fuel oil distributor, Wolverine Exploration Company and Total Energy Services, Inc., an oilfield services company. Mr. Edelman serves as Chairman of the Executive Committee.

     John A. Fanning (54), director and Executive Vice President, joined the Company in 1987 and has been a director since 1982. Between 1985 and 1987, Mr. Fanning was a private investor. He was a director, President and Chief Executive Officer of The Western Company of North America, which provides drilling and technical services to the oil industry, until 1985. Mr. Fanning joined The Western Company in 1968 and served in various capacities including Assistant to the President and Director of Planning, Division Manager, President of Western Petroleum Services and Executive Vice President. From 1965 through 1968, he was a Planning and Financial Analyst with The Cabot Corporation. Mr. Fanning received his Bachelor of Science Degree in Physics from Holy Cross College and his Masters Degree in Industrial Management from Massachusetts Institute of Technology. Mr. Fanning is a director of TNP Enterprises Inc, a public utility holding company.

     John A. Hill (52), director since 1981, is a Managing Director of First Reserve Corporation, an oil and gas investment management company. Prior to joining First Reserve, Mr. Hill was President, Chief Executive Officer and Director of Marsh & McLennan Asset Management Company, the money management subsidiary of Marsh & McLennan Companies, Inc. From 1979 to 1980, Mr. Hill served as President and Chief Executive Officer of Eberstadt Asset Management Company, the asset management division of F. Eberstadt & Co., Inc. Prior to 1976, Mr. Hill held several senior positions in the Federal Government including Deputy Administrator of the Federal Energy Administration from 1975 to 1976 and Deputy Associate Director of the Office of Management and Budget from 1973 to 1974. Mr. Hill received his Bachelors Degree in Economics from Southern Methodist University and pursued graduate studies there as a Woodrow Wilson Fellow. Mr. Hill is a trustee of the Putnam Funds in Boston and a director of Maverick Tube Corporation, a supplier of tubular goods, and Total Energy Services, Inc., an oilfield services company. Mr. Hill serves on the Executive Committee.


     B.J. Kellenberger (68), director since 1989, is the founder and owner of Kelloil, Inc. and President and majority owner of Shenandoah Oil, Inc. Each of these companies is engaged in exploration and production of oil and natural gas and secondary recovery of oil. In 1965, he founded Shenandoah Oil Corporation and served as President, Chief Executive Officer and Chairman of the Board until its voluntary liquidation in 1979. Mr. Kellenberger is a director of The Jefferson Energy Foundation and a trustee of the Cassata Learning Center. Mr. Kellenberger serves on the Audit and Executive Committees.

     John H. Lichtblau (72), director since 1982, is the Chairman of Petroleum Industry Research Associates, Inc., a position he has held since 1976. Mr. Lichtblau is also the Chairman of the Petroleum Industry Research Foundation, Inc., a position he has held since 1961 after serving as an economist with such Foundation from 1955. Mr. Lichtblau was an economic analyst for the National Industrial Conference Board during 1953 and an economic analyst for the United States Department of Labor from 1951 to 1953. Mr. Lichtblau is also a private consultant in petroleum economics. Since 1968, he has been a member of the National Petroleum Council, an advisory committee to the U. S. Secretary of Energy. Mr. Lichtblau serves on the Audit Committee.

     James E. McCormick (66), director since 1992, served as President, Chief Operating Officer and a director of Oryx Energy Company from its inception in November 1988 until his retirement in March 1992. Prior to his service with Oryx, Mr. McCormick served from 1953 in a number of positions with the Sun organization, most recently serving as President, Chief Executive Officer and a director of Sun Exploration and Production Company. Mr. McCormick serves as a director of Lone Star Technologies, B. J. Services, Inc., an oilfield service company, and Texas Commerce Bank. Mr. McCormick serves on the Compensation Committee.

     Alfred M. Micallef (51), director since 1989, was elected President of JMK International, Inc. in 1974 and is currently its sole shareholder and Chief Executive Officer. JMK International is one of the world's largest producers of silicone rubber. Mr. Micallef serves as Chairman of the Compensation Committee.

     John C. Snyder (52), a director and Chairman, founded one of the Company's predecessors in 1978. From 1973 to 1977, Mr. Snyder was an independent oil operator in Texas and Oklahoma. Previously, he was a director and the Executive Vice President of May Petroleum Inc. where he served from 1971 to 1973. Mr. Snyder was the first president of Canadian-American Resources Fund, Inc., which he founded in 1969. From 1964 to 1966, Mr. Snyder was employed by Humble Oil and Refining Company (currently Exxon Co., USA) as a petroleum engineer. Mr. Snyder received his Bachelor of Science Degree in Petroleum Engineering from the University of Oklahoma and his Masters Degree in Business Administration from the Harvard University Graduate School of Business Administration. Mr. Snyder is a director of the Forth Worth Country Day School. Mr. Snyder serves on the Executive Committee.

Board and Committee Meetings; Committees of the Board

     The Board held a total of eleven meetings in 1993. In addition, management confers frequently with its directors on an informal basis to discuss Company affairs. Total attendance at meetings of the full Board averaged approximately 89%.

     The Board has established three committees to assist in the discharge of its responsibilities. The committee membership of each director is included with his biography.

     Executive Committee. The Executive Committee may exercise many of the powers of the Board in the management of the business and affairs of the Company in the intervals between meetings of the Board. Although the Committee has very broad powers, in practice it meets only when it would be impractical to call a meeting of the Board. The Executive Committee met once during 1993.

     Audit Committee. The Audit Committee reviews the professional services provided by the Company's independent public accountants and the independence of such accountants from management of the Company. This Committee also reviews the scope of the audit coverage, the annual financial statements of the Company and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as have been brought to its attention. The Audit Committee met twice during 1993.

     Compensation Committee. The Compensation Committee reviews and approves executive salaries and administers bonus, incentive compensation and stock option plans of the Company. This Committee advises and consults with management regarding other benefits and significant compensation policies and practices of the Company. This Committee also considers nominations of candidates for corporate officer positions. The Compensation Committee met six times during 1993.

     In 1993 all directors attended more than 75% of the aggregate number of meetings of the Board of Directors and Committees of the Board on which they served, other than Mr. Micallef. Mr. Micallef attended all six regularly scheduled meetings, and 12 of 17 total meetings, of the Board of Directors and Committees of the Board on which he served.

Director Compensation

     Non-employee directors of the Company receive an annual retainer, payable quarterly, of 2,000 shares of the Company's common stock. In addition, non-employee directors receive $2,000 for attendance at each Board of Directors meeting, and $750 for attendance at each meeting of a committee of the Board of Directors, in each case excluding telephone meetings. Non-employee directors are also reimbursed for expenses incurred in attending Board of Directors and committee meetings, including those for travel, food and lodging. Directors and members of committees of the Board of Directors who are employees of the Company or its affiliates are not compensated for their Board of Directors and committee activities.

     The Directors Stock Plan also provides that the Company will automatically grant to each non-employee director, on the date of his appointment, election, reappointment or reelection as a member of the Board of Directors, a stock option for 2,500 shares of common stock. The exercise price for all Director Options is the fair market value on the date of grant. The duration of each option is five years from the date of award, and each option vests as to 30% of the shares covered after one year, an additional 30% of the shares after two years, and all remaining shares three years after the date of grant.

Beneficial Ownership of Securities

     The following table provides information as to the beneficial ownership of common stock of the Company as of April 6, 1994, by each person who, to the knowledge of the Company, beneficially owned 5% or more of the common stock, each director of the Company and by all executive officers and directors of the Company as a group. No directors or executive officers of the Company beneficially owns any equity securities of the Company other than common stock except one officer who owns 500 shares of the Company's $6.00 Convertible Exchangeable Preferred Stock. Based on reports filed under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, the Company does not know of any person that owns beneficially 5% or more of the Company's $4.00 Convertible Exchangeable Preferred Stock or $6.00 Convertible Exchangeable Preferred Stock. The business address of each individual listed below is: c/o Snyder Oil Corporation, 777 Main Street, Fort Worth, Texas 76102.

                                            Common Stock
                                             Number of        Percent of
                                             Shares           Class
       Owner                              Owned (a)(b)   Outstanding
John C. Snyder                            1,880,380             8.0 %
Thomas J. Edelman                         1,522,778             6.5
John A. Fanning                             294,445             1.3
Roger W. Brittain                            18,488              *
John A. Hill                                 91,454              *
B.J. Kellenberger                             9,000              *
John H. Lichtblau                            32,349              *
James E. McCormick                            4,700              *
Alfred M. Micallef                            7,250              *
All 19 executive officers
  and directors as a group                4,195,875            17.5

Union Pacific Corp. (c)                   2,000,000             7.9
FMR Corp. (d)                             3,051,879            12.9

*     Less than 1%.

(a) The number of shares in the table includes 527,560 shares that the named executive officers and directors and 722,374 shares that all executive officers and directors as a group have the right to acquire within 60 days after April 6, 1993 including 199,940 for Mr. Snyder, 187,620 for Mr. Edelman and 107,000 for Mr. Fanning.

(b) Of the shares shown, beneficial ownership of 300,660 is disclaimed by Mr. Snyder, 90,808 by Mr. Edelman and 397,129 by all executive officers and directors as a group. To the knowledge of the Company, each person holds sole investment and voting power over the shares shown, except Mr. Snyder shares such powers with respect to 660 shares, Mr. Edelman shares such powers with respect to 58,160 shares, Mr. Hill shares investment power with respect to 37,006 shares and all officers and directors as a group share such powers with respect to 101,487 shares.

(c) Represents shares that may be purchased by Union Pacific Resources Company, a subsidiary of Union Pacific Corp., upon exercise of warrants. Such person's address is Martin Tower, Eighth and Eaton Avenues, Bethlehem, Pennsylvania 18018.

(d) The number of shares reported is based on information set forth in the Schedule 13G dated February 11, 1994 filed by FMR Corp., Edward C. Johnson 3d and Fidelity Management & Research Company ("Fidelity"); as reported therein, such shares are owned by investment companies of which Fidelity is investment advisor and institutional accounts for which a subsidiary of FMR Corp. is investment manager. Such persons have sole power to dispose or direct the disposition of 3,051,879 shares and sole power to vote or direct the vote of 343,592 shares. The number of shares reported includes 314,279 shares assumed to be issued upon conversion of preferred stock.

Executive Officer Compensation

 Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1993, 1992 and 1991 of those persons who were at December 31, 1993 (i) the chief executive officer and
(ii) the other four most highly compensated executive officers of the Company (the "Named Officers").

                     Summary Compensation Table (a)

                                                       Long-Term Compensation
                              Annual Compensation
                                                            Stock
                                                           Option          All
Name and Position      Year        Salary       Bonus       Awards         Other
John C. Snyder         1993     $352,489    $230,000       46,000        $28,600
Chairman and Chief     1992      345,000     225,000       46,000         26,522
   Executive Officer   1991      341,668     225,000       46,000         25,378

Thomas J. Edelman      1993      327,498     230,000       43,000         28,600
President              1992      320,000     225,000       43,000         26,522
                       1991      316,660     225,000       43,000         25,378

John A. Fanning        1993      241,244     200,000       81,000         28,600
Executive Vice         1992      230,000     180,000       31,000         26,522
 President             1991      227,500     140,000       31,000         25,378

Robert J. Clark        1993      150,251      65,000       11,600         17,075
Vice President,        1992      145,000      65,000       11,600         26,522
   Gas Management      1991      143,667      60,000       11,600         20,426

Charles A. Brown       1993      142,000     100,000       32,000        300,957(c)
Vice President,        1992      112,000      65,500        9,000         20,275
   Emerging Assets     1991      110,000      50,000        9,000         14,222



(a) Excludes the cost to the Company of other compensation that, with respect to any Named Officer, does not exceed the lesser of $15,000 or 10% of the Named Officer's salary and bonus.

(b) Represents amounts accrued for the fiscal year for the Named Officers under the Company's Profit Sharing and
         Savings Plan.

(c) Includes $285,000 payable in March 1998 if Mr. Brown remains employed by the Company through that time under the long term incentive and retention plan discussed under "Certain Transactions and Relationships."

Stock Options

         The Company's stock option plan, which is administered by the Compensation Committee, provides for the granting of options to purchase shares of common stock to key employees of the Company and its affiliates and certain other persons who are not employees of the Company or its affiliates, but who from time to time provide substantial advice or other assistance or services to the Company or its affiliates. The plan permits options to acquire up to three million shares of common stock to be outstanding at any one time. During 1993, options to purchase 469,600 shares of common stock were granted to 71 employees at an average exercise price of $14.24 per share. The exercise price of all such options was equal to the fair market value of the common stock on the date of grant. All options granted during 1993 were for a term of five years, with 30% of the options becoming exercisable after one year, an additional 30% becoming exercisable after two years and the remaining options becoming exercisable after the three years, except for an option granted to Mr. Brown to purchase 20,000 shares at a price of $14.25 which becomes exercisable five years from the date of grant and expires seven years after grant trial date.

         Shown below is information with respect to (a) options granted during 1993 to the Named Officers and (b) options to purchase common stock granted in 1993 and prior years under the Company's stock option plans to the Named Officers and either exercised by them during 1993 or held by them at December 31, 1993.

                        Stock Option Grants

                             Percentage                    Potential Realizable Value
                             of Total                      at Assumed Annual Rates of
                    Options Grants in Exercise  Expiration  Stock Price Appreciation (a)
Name                Granted    Year  Price     Date            5%           10%
John C. Snyder       46,000    9.8%   $13.00    2/22/98       $165,140     $365,240
Thomas J. Edelman    43,000    9.2%   $13.00    2/22/98       $154,370     $341,420
John A. Fanning      81,000   17.2%   $13.00    2/22/98       $290,790     $643,140
Robert J. Clark      11,600    2.4%   $13.00    2/22/98        $41,644     $92,104
Charles A. Brown     12,000    2.6%   $13.00    2/22/98        $40,926     $90,516
                     20,000    4.3%   $14.25    3/16/00       $116,000     $270,400


(a) The assumed annual rates of stock price appreciation used in showing the potential realizable value of stock option grants are prescribed by rules of the Securities and Exchange Commission. The actual realized value of the options may be significantly greater or less than the amounts shown. For options granted to Mr. Snyder and other officers having an exercise price of $13.00, the values shown for 5% and 10% appreciation equate to a stock price of $16.59 and $20.94, respectively, at the expiration date of the options.

Stock Option Exercises and Year-End Values
                                                                             Value of
                    Shares               Number of Unexercised       Unexercised In-the-Money
                    Acquired             Options At Year-End         Options at Year-End
                    on        Value      1993                        1993
                    Exercise  Realized   Exerciseable Unexercisable  Exercisable    Unexercisable
John C. Snyder             0         0      153,940     96,600       $1,974,229     $813,050
Thomas J. Edelman          0         0      144,620     90,300        1,854,987      760,025
John A. Fanning            0         0       61,000    115,100          765,407      785,425
Robert J. Clark       39,720  $451,213       19,720     24,360          228,649      205,030
Charles A. Brown      19,860   257,584       14,620     41,900          157,930      243,325


Compensation Committee Report on Executive Compensation

 The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

 The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, establishes the compensation plans and specific compensation levels for officers and certain other managers and administers the Company's stock option plan.

 In establishing compensation policies, the Committee believes that the cash compensation of executive officers, as well as other key employees, should be competitive with other companies while, within the Company, being fair and discriminating on the basis of personal performance. Annual awards of stock options are intended both to retain executives and to motivate them to improve long-term stock market performance.

 In establishing total cash compensation (base salary plus "expected bonus") for its executives, the Company targets the median cash compensation for competitors of executives having similar responsibilities. Adjustments, in large part subjective, are made to account for cases in which the responsibilities of company executives differ from the responsibilities of executives of the companies surveyed. Base salaries have historically been set below the median, so that bonuses, which are primarily determined by individual performance, will constitute a larger portion of cash compensation. The Committee is advised annually by independent consultants as to compensation levels of competitors, based on detailed data relating to eight to ten companies believed to be in the Company's peer group as well as the results of more general surveys. Guided by these surveys, compensation ranges are established, and individual executive compensation within these ranges is determined based upon the individual's responsibilities and performance.

 The base salary of Mr. Snyder was increased by $10,000, or approximately 2.9%, in 1993. The amount of this increase was not based on any particular measure of performance. Unless the Company's performance or outlook indicates a lesser amount is appropriate, officers' base salaries are increased annually in an aggregate amount that approximates the cost-of-living and are allocated to individual officers on the basis of merit, with Mr. Snyder generally receiving an increase that is not more than the average officer increase.

 Mr. Snyder's bonus is based primarily on Company performance. The Committee has not established any particular formula or singled out particular factors as more important as others. In determining Mr. Snyder's bonus for 1993, the Committee considered the fact that 1993 constituted the seventh consecutive year in which the Company had established records for virtually all financial parameters, including revenues, cash flow and net income. In addition, the Committee considered more subjective criteria, such as steps taken during 1993 to improve the Company's long-term prospects. The bonuses of other executives are influenced by Company performance, but are determined primarily based upon performance of the executive's duties and success in attaining specific performance goals which are directed
toward improving Company performance.   Mr. Edelman's bonus was based
on an evaluation of the success of particular projects initiated or supervised by him as well as the Company's overall performance.

 Stock options are granted annually to Mr. Snyder and other executives and key employees to retain and motivate the grantees and to improve long-term stock market performance. Options are granted only at the prevailing market price and will have value only if the price of the Company's common stock increases. Generally, options have a term of five years and vest 30% after one year, an additional 30% after two years and are fully vested after three years; an employee must be employed by the Company at the time of vesting in order to exercise the options.

 The Committee generally determines the number of options granted to Mr. Snyder and to other executives and key employees based on a formula under which the number of options granted is equal to a percentage, which varies with the degree to which an individual's responsibilities might affect the long-term price of the Company's stock, of the individual's base salary. The Committee occasionally grants additional options when the Committee believes additional incentives are appropriate. During 1993, the Committee awarded 81,000 options to Mr. Fanning, of which 50,000 constituted a reward for his outstanding efforts and success in the ongoing restructuring of the Company's organization and reducing costs, at both management and field levels and as an incentive to continue and expand that work.

 During 1993, the Committee approved a long term incentive and retention plan for Charles A. Brown, Vice President - Emerging Assets. Under this plan, the Company awarded Mr. Brown 20,000 options, all of which vest in March 1998 and expire in March 2000. The Company awarded Mr. Brown a bonus of $285,000 in payable in March 1998 if he remains employed by the Company through that time. The plan was adopted, in recognition of Mr. Brown's unique contributions to the Company's growth and success, and to provide a long-term incentive for Mr. Brown to remain with the Company and to continue these contributions.

 In aggregate, 40% of the Named Officers' cash compensation for 1993 is from incentive bonuses tied to Company and individual performance. Mr. Snyder received 39.5% of his cash compensation from incentive bonuses. When the potential future value of stock option grants are included (assuming a 10% annual increase in the stock price), 68% of the total compensation of the Named Officers and 63% of the total compensation of Mr. Snyder are from incentives which are linked to creation of shareholder value.


COMPENSATION COMMITTEE

Alfred M. Micallef, Chairman
Roger W. Brittain
James E. McCormick


Shareholder Return Performance Presentation

The Company's common stock began trading publicly on March 26, 1990. Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's common stock against the total return of the Dow Jones Equity Market Index and the Dow Jones Secondary Oils Index for the period from March 31, 1990 to December 31, 1990 and the calendar years 1991 through 1993. The graph assumes that the value of the investment in the Company's common stock and each index was $100 on March 31, 1990 and that all dividends were reinvested.


[Line graph showing the Company, Dow Jones Equity Market Index, and
 Dow Jones Secondary Oils Index for March 30, 1990 and December 31, 1990-1993, including the following data points (rounded to the nearest whole dollar):

              3/30/90   12/31/90  12/31/91  12/31/92  12/31/93

   Company      $100       $64      $ 75       $124      $223
   DJ Equity     100        99       128        143       157
   DJ Secondary
     Oils        100        85        81         84        94]

Employment Agreements and Change in Control Arrangements

 The Board of Directors has adopted a change in control protection plan under which the Company is authorized to enter into agreements with senior level employees (other than Messrs. Snyder and Edelman) providing for twelve months' continuation of salary and benefits if, within six months following a change of control of the Company, such employee terminates his employment with the Company for good reason, as defined, or is terminated by the Company other than for cause, as defined. Such agreements also provide that the Company will take such action as will be necessary to cause all stock options granted to the employee to become immediately exercisable. The Company has entered into such agreements with each of its officers other than Messrs. Snyder and Edelman. Under the plan, all employees of the Company not party to such agreements (other than Messrs. Snyder and Edelman) who have completed one year of service with the Company would be entitled to continuation of salary and benefits for a period of three months after termination in similar circumstances. Other than the foregoing, the Company has not entered into any employment contracts with any of its officers.

Certain Transactions and Relationships

 In 1988, the Company was instrumental in restructuring Lomak Petroleum, Inc. ("Lomak"), a small Appalachian production and service company. In the restructuring, SOCO received ownership of 75% of Lomak's then outstanding common stock (approximately 2.2 million shares after adjustment for a subsequent reverse split) for $10,000. Shortly thereafter, SOCO sold almost half its Lomak shares to its stockholders via a subscription at a nominal price. From 1988 through December 1992, Mr. Edelman served as chairman of the board and chief executive officer of Lomak. At year-end 1992, Mr. Edelman relinquished the position of chief executive officer. He continues to serve as its chairman. Rodney L. Waller, an officer of the Company, served as a director of Lomak from 1988 through September 1993.

 In December 1992, Mr. Edelman purchased 223,251 shares of Lomak common stock from the Company for $627,335, a price set at 75% of the stock's then bid price. The Board of Directors approved the sale at a meeting not attended by Mr. Edelman. The Board determined the transaction was fair and in the Company's best interests after considering a number of factors including the market for the shares, the fact that the stock would remain restricted in the hands of a purchaser for a minimum of two years, the lack of sizeable third party buyers and the desirability of realizing a profit. At closing, Mr. Edelman paid the Company approximately $50,000 in cash and executed a note for the balance. The note, along with interest at prime plus 1%, was paid in full within 90 days. As of March 31, 1994, the Company owned 456,772 shares of Lomak, representing approximately 5.2% of its outstanding shares. Mr. Edelman owned 757,548 shares (including shares issuable upon conversion or exercise of other Lomak securities) as of that date, or 8.6% of its outstanding shares. Certain other directors and officers of the Company own shares of Lomak, none of whom hold 1% of its stock.

 From time to time the Company engages in transactions with Lomak. During 1993, the Company sold minor assets to Lomak in two transactions totalling approximately $300,000. Management believes that the terms of these transactions were on arm's length terms and that all transactions with Lomak have been in the best interest of the Company.

 In 1991, the Company loaned $800,000 to B. J. Kellenberger, a director of the Company, for the purpose of enabling him to repurchase on favorable terms certain outstanding indebtedness owned by the Federal Deposit Insurance Corporation. The loan was secured by all the stock of Kelloil, Inc., the corporation owning substantially all Mr. Kellenberger's oil and gas properties, and was evidenced by a $400,000 sinking fund note and a $400,000 convertible note, each bearing interest at 12% per year until maturity in 1994. Both notes were assumed by Kelloil, Inc. and were non-recourse to Mr. Kellenberger. The highest principal balance of the loan during 1993 was $766,667. In July 1993, the loan was repaid in its entirety. In return for allowing Kelloil to prepay the convertible note, Mr. Kellenberger agreed to grant the Company an option through April 1995 to purchase a 20% interest in Kelloil for $200,000.

 The Company's Board of Directors authorized the Company to make full recourse loans available to officers and employees of the Company to assist such persons in exercising employee stock options. Loans under the program are secured by the stock purchased with the proceeds thereof and are repayable immediately if the employee ceases employment with the Company, unless otherwise permitted by the Compensation Committee of the Board of Directors. Loans may not exceed 100% of the exercise price of the shares acquired, less the par value of the shares issued pursuant to the exercise of the options, and generally are repayable over a term of six years, with interest only paid during the first year and amortization and payment of principal and interest over the remaining five years. In October 1992, a loan of $79,705 was made to Mr. Edelman in connection with his exercise of options to acquire 26,480 shares at that time. The entire amount of the loan was repaid in April 1993.

 During 1993, the Company purchased from Edward T. Story, President of SOCO International, the 10% of SOCO International held by him and cancelled Mr. Story's option to purchase an additional 20% of the company. The purchase price, approximately $28,000, was equal to the cost of Mr. Story's investment in the Company. In connection with the purchase, the Company granted Mr. Story an option to purchase 10% of the then outstanding shares of SOCO International, which is financed primarily by Company loans, through April 1998 for $600,000. The option price is subject to adjustment in certain circumstances.

 In March 1993, the Compensation Committee of the Board of Directors approved a long term incentive and retention plan for Charles A. Brown, Vice President - Emerging Assets, in recognition of Mr. Brown's unique contributions to the Company's growth and success and in order to provide a long-term incentive for Mr. Brown to remain with the Company and to continue these contributions. Under this plan, the Company awarded Mr. Brown 20,000 options, all of which vest in March 1998 and expire in March 2000. The Company also agreed to pay Mr. Brown a bonus of $285,000 in March 1998 if he remains employed by the Company through that time. If Mr. Brown's employment is terminated prior to March 1998 as the result of his death or disability or by the Company without cause (as defined), a portion of the options will become vested and a portion of the bonus will be payable based on the length of time Mr. Brown remains with the Company after March 1993.

 Effective April 1, 1993 William C. Melnar, former Senior Vice President - Production of the Company left the Company as the result of a Company-wide restructuring. Pursuant to Mr. Melnar's severance agreement, the Company paid Mr. Melnar $125,000, $100,000 of which was paid in January 1994, and accelerated to April 1, 1993 the vesting of 13,860 employee stock options previously granted to Mr. Melnar at an exercise price of $6.00 per share.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

 Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than ten percent of the Company's stock to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of such reports are required to be furnished to the Company.

 Based solely on a review of such forms furnished to the Company and certain written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis, except that a purchase of 200 shares of common stock for the account of Diana Ten Eyck, Vice President - Investor Relations, shortly after she joined the Company was reported two weeks after the day the report was required to be filed.

Other Business

 The Board does not know of any business to be presented for consideration at the Annual Meeting other than as stated in the Notice. It is intended, however, that the persons authorized under the accompanying proxy will, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at such meeting.

Submission of Proposals by Stockholders

 In order to be eligible for inclusion in the Company's proxy statement for the 1995 Annual Meeting of Stockholders, any proposal of a stockholder must be received by the Company at its principal executive office in Fort Worth, Texas by December 18, 1994.

Relationship with Independent Auditors

 Arthur Andersen & Co. is the principal accountant selected by the Company. Representatives of such firm are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Annual Report and Form 10-K

 The 1993 Annual Report of the Company for the fiscal year ended
December 31, 1993, including audited financial statements, is being forwarded to each stockholder of record as of April 6, 1994, together with this Proxy Statement.

 A copy of the Company's annual report on Form 10-K for 1993, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders on request to:

 Snyder Oil Corporation
 777 Main Street
 Fort Worth, Texas  76102
 Attention: Investor Relations

Other Matters

 The accompanying form of proxy has been prepared at the direction of the Company, of which you are a stockholder, and is sent to you at the request of the Board of Directors. The proxies named therein have been designated by your Board of Directors.


 The Board of Directors of the Company urges you, even if you presently plan to attend the meeting in person, to execute the enclosed proxy and mail it as indicated immediately. You may revoke your proxy and vote in person if you are in fact able to attend.

              SNYDER OIL CORPORATION
              By Order of the Board of Directors


              /s/ Peter E. Lorenzen
              Peter E. Lorenzen
              Secretary

Fort Worth, Texas
April 14, 1994


P        SNYDER OIL CORPORATION
R
O         PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
X         THE COMPANY FOR THE ANNUAL MEETING MAY  18, 1994
Y
     The undersigned hereby constitutes and appoints Peter E. Lorenzen, Rodney L. Waller and Richard A. Wollin, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Snyder Oil Corporation to be held May 18, 1994, and at any adjournments thereof, on all matters coming before said meeting.

Election of Directors, Nominees:

Roger W. Brittain, Thomas J. Edelman
John A Fanning, John A. Hill,
B.J. Kellenberger, John H. Lichtblau,
James E. McCormick, Alfred M. Micallef
and John C. Snyder

(change of Address)


(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE
SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this Card. If no indications is made, proxies will be voted FOR the proposal


/SEE REVERSE SIDE/


/x/  Please mark your                             SHARES IN YOUR NAME
     votes as in this
     example


                    FOR       WITHHELD
1.   Election of    /  /      /     /
     Directors
     (see reverse)

     For, except vote withheld from the following nominee(s)


                                                  Change
                                                  of     / /
                                                  Address

                                                  Attend / /
                                                  Meeting

SIGNATURE(S)                                 DATE

SIGNATURE(S)                                 DATE
NOTE:     Please sign exactly as name appears hereon.
Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.